Exhibit 10.4

                            Resolution Adopted at a
                      Meeting of the Board of Directors of
                             C&D Technologies, Inc.
                                 June 29, 1999
                                 -------------


     RESOLVED, that Section 7.1 of the Corporation's 1998 Stock Option Plan be, and it hereby is, amended to read as follows:

          "(a) On the date of the Annual Meeting of Stockholders of the Company held in 1998, each Non-Employee director shall be automatically granted shares of Common Stock having a Fair Market Value on such date of $12,000. Alternatively, at the election of a Non-Employee Director made in writing to the Chief Financial Officer of the Company within 30 days prior to the date of grant, the Non-Employee Director may choose to receive a combination of (i) a number of shares of Common Stock having a Fair Market Value equal to the excess of $12,000 over the amount of cash referred to in clause
          (ii) of this sentence, and (ii) an amount of cash sufficient for such Non-Employee Director to pay the federal, state and local income taxes he or she may reasonably be expected to owe as a result of the receipt of such shares of Common Stock (as determined by the Committee).

          "(b) (i) Subject to clause (ii) below, on the date of the Annual Meeting of Stockholders of the Company held in 1999, and in each year thereafter in which shares of Common Stock remain available for grant hereunder, each Non-Employee Director shall be automatically granted shares of Common Stock having a Fair Market Value on such date of $18,000; except that a Non-Employee Director serving as Chairman of the Board shall automatically be granted shares of Common Stock having a Fair Market Value on such date of $30,000. The Board of Directors may also grant, at any time and from time to time, to a Non-Employee Director serving as Chairman of the Board additional shares of Common Stock having a Fair Market Value on the date of grant determined by the Board of Directors. Any such grant shall be made by the Board of Directors based on the time and effort spent by the Chairman of the Board in performing his duties and such other factors as the Board may consider relevant.

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          "(ii) Notwithstanding clause (i) above, at the election of a
          Non-Employee Director made in writing to the Chief Financial Officer of the Company prior to the grant, the Non-Employee Director may choose to receive a combination of (x) a number of shares of Common Stock having a Fair Market Value equal to 2/3 of the Fair Market Value determined pursuant to clause (i), and (y) an amount of cash equal to 1/3 of the Fair Market Value determined pursuant to clause (i).

          "(c)  Any  Non-Employee  Director  who is first  elected  or appointed to the Board after the grant of shares of Common Stock hereunder in any year, shall upon such election or appointment be automatically granted a pro rata portion of the shares of Common Stock or cash referred to in the preceding sentence, based upon the portion of the period between Annual Meetings of Stockholders that such Non-Employee Director is expected to serve in such capacity.

          "(d) The Committee hereby approves each election to receive cash or stock hereunder."